Exhibit 10.4

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL

NON-EXCLUSIVE LICENSE AGREEMENT

[“Cabilly Patents”]

This Non-Exclusive License Agreement (“Agreement”) is effective as of July 10, 2013 (“Effective Date”) by and between Genentech, Inc., a corporation having its principal place of business at 1 DNA Way, South San Francisco, California 94080 (hereinafter “Genentech”) and Coherus Biosciences, Inc., a corporation having its principal place of business at 201 Redwood Shores Parkway, Suite 200, Redwood City, CA 94065 (hereinafter “Coherus”).

WHEREAS:

A.	Genentech owns and controls certain patent rights relating to methods and compositions in the field of antibodies (the “Licensed Patents”, as that term is defined below);

B.	Coherus is developing, and intends to commercialize, including through Affiliates, an antibody product that binds to the Antigen (as defined below) and wishes to acquire a non-exclusive license to commercialize such product and related products under the Licensed Patents; and

C.	Genentech is willing to grant such a non-exclusive license to Coherus on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the promises and the mutual covenants recited herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise specifically set forth herein, the following terms shall have the following meanings:

1.01 “Affiliate” shall mean any corporation or other entity which, directly or indirectly, controls, is controlled by or is under common control with, a Party. For the purpose of this Section 1.01 “control” shall mean (i) the ownership, directly or indirectly, of at least fifty percent (50%) of the outstanding voting securities or other ownership interest of an entity, or (ii) the possession, directly or indirectly, of the power to manage, direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

1.02 “Antibody” shall mean any antibody that specifically binds the Antigen, including, without limitation, full-length antibodies and antibody fragment forms, such as Fv, Fab and F(ab’)2 , and antibodies or fragments thereof conjugated to a toxin, drug, label or other moiety. Antibody shall not include any bi-specific antibody, antibody form thereof, or conjugate thereof. [***].

1.03 “Antigen” shall mean Tumor Necrosis Factor alpha.

1.04 “Calendar Quarter” shall mean each three month period commencing January 1, April 1, July 1 and October 1 of each year during the Term.

1.05 “City of Hope” shall mean the City of Hope, having a place of business at 1500 E. Duarte Road, Duarte, CA 91010.

1.06 “Combination Product” shall mean (a) either a single pharmaceutical formulation containing as its active ingredients both an Antibody and one or more other therapeutically or prophylactically active ingredients, or (b) a combination therapy comprised of an Antibody and one or more other therapeutically or prophylactically active products, priced and sold in a single package containing such multiple products, in each case, in all dosage forms, formulations, presentations, line extensions, and package configurations. All references to Licensed Product in this Agreement shall be deemed to include Combination Product.

1.07 “Designee(s)” shall mean any corporation or other entity that is not an Affiliate designated by and under written contract with Coherus or its Affiliates to exercise the license rights of Coherus hereunder in concert with, or in place of and to the exclusion of, Coherus and its Affiliates in all or part of the Territory.

1.08 “Field of Use” shall mean the diagnosis, prevention, control and/or treatment of any and all therapeutic conditions.

1.09 “First Commercial Sale” shall mean the first sale of any Licensed Product by Coherus, its Affiliate or a permitted Sublicensee thereof to a Third Party. The sale shall be deemed to occur on the date of the invoice to the Third Party for the Licensed Product.

1.10 “Licensed Patents” shall mean (i) U.S. Patent No. 6,331,415, issued December 18, 2001 from USSN 07/205,419, (ii) any unexpired patent(s) issuing from divisionals, continuations, or continuations-in-part of any patent application from which U.S. Patent No. 6,331,415 claims priority, including USSN 08/422,187, and (iii) patents that are reissues, reexaminations or extensions of any of the foregoing subsections (i) or (ii), and (iv) foreign counterparts of any of the foregoing subsections (i), (ii) or (iii).

1.11 “Licensed Product” shall mean any product containing an Antibody, the making (or having made), using, selling, offering for sale or importing of which, but for the license granted under this Agreement, would infringe a Valid Claim in the country or jurisdiction in which such activity occurs.

1.12 “Marketing Approval” shall mean all approvals, licenses, registrations or authorizations of any regulatory agency, department, bureau or other governmental entity, necessary for the manufacturing, use, storage, import, transport, marketing and sale of Licensed Products in a country or regulatory jurisdiction.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Net Sales” of Licensed Product in a particular period shall mean [***].

1.13 “Party” shall mean either Genentech or Coherus, and when used in the plural shall mean both Genentech and Coherus.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.14 “Royalty Term” shall mean, with respect to Licensed Product, on a country-by- country basis, the period of time beginning on the First Commercial Sale and ending on the date of expiration of the last Valid Claim.

1.15 “Sublicensee” is defined in Section 2.02.

1.16 “Term” is defined in Section 7.01.

1.17 “Territory” means the entire world.

1.18 “Third Part(y)ies” means any part(y)ies other than Coherus, Affiliates thereof and Designees.

1.19 “Third Party Contractor” means a Third Party to whom Coherus, its Affiliate or a Sublicensee contracts to perform activities to facilitate the development or marketing of a Licensed Product on behalf of Coherus, an Affiliate thereof or a Sublicensee, including without limitation, to manufacture, fill, finish, distribute and/or ship Licensed Product.

1.20 “U.S.” and “United States” shall mean the United States of America, including its territories and possessions.

1.21 “Valid Claim” shall mean any claim of an issued and unexpired patent within the Licensed Patents that has not been disclaimed, abandoned or dedicated to the public or held unenforceable, unpatentable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal.

1.22 “Valid Sublicense Product” shall mean a specific Coherus proprietary Licensed Product for which Coherus or its Affiliates have exclusive rights to make, sell, offer for sale, import and export worldwide.

ARTICLE II

GRANT

2.01 License. Genentech hereby grants to Coherus and Coherus hereby accepts a non- exclusive license under the Licensed Patents during the Term to make (and have made), use, sell, offer for sale, and import Licensed Product in the Territory in the Field of Use. Coherus shall have a limited right to grant sublicenses with respect to Valid Sublicense Product as provided in Section 2.02.

2.02 Right to Grant Sublicenses. Coherus shall only have the right to grant sublicenses to its Affiliates and Designees (each a “Sublicensee”) of the rights granted hereunder to Coherus to make (and have made), use, sell, offer for sale, and import Valid Sublicense Product, in all or any part of the Territory; provided that Coherus shall always be responsible for the payment of royalties on Net Sales of Valid Sublicense Product by any such Sublicensee and for all other obligations of such Sublicensee under this Agreement as if such obligations were those of

Coherus. The right to grant a sublicense hereunder to a Sublicensee shall be contingent upon, and shall be effective and valid only in the event such sublicense contains provisions binding such Sublicensee that are substantially and effectively the same as the provisions of this Agreement, including, without limitation, the grant to Coherus of audit rights similar to Genentech’s audit rights under Section 4.01 of this Agreement, which rights Coherus agrees to exercise for Genentech at Genentech’s request and expense. Coherus and its Affiliates shall notify Genentech in writing promptly after the grant of a sublicense hereunder to any Designee (including in such notice the name and address of the Designee). A sublicense granted under this section shall only be further sublicensed in connection with Valid Sublicense Product.

2.03 Third Party Contractors. Coherus, its Affiliates and/or Sublicensees shall be permitted to contract with a Third Party Contractor, provided such Third Party Contractor shall only have the right to perform activities on behalf of Coherus, its Affiliate and/or Sublicensee, shall have no right under the license granted hereunder to use Licensed Product in any other way and shall have no right to sell, offer for sale, import or export Licensed Product.

2.04 No Other License. Coherus understands and agrees that no license under any patent or patent application other than Licensed Patents, or under any know-how, is or shall be deemed to have been granted under this Agreement, either expressly or by implication.

ARTICLE III

FEES AND ROYALTIES

3.01 License Grant Fee. Coherus shall pay to Genentech a one-time, non-creditable, non-refundable license grant fee of [***].

3.02 Development Milestone Payment. Coherus or its Affiliate shall pay a development milestone payment to Genentech for the first Licensed Product to achieve the development milestone event set forth below. Coherus or its Affiliate shall notify Genentech in writing within fifteen (15) calendar days of achieving such event, and Coherus or its Affiliate shall make the development milestone payment to Genentech within thirty (30) calendar days of achieving such event.

(i) For [***], Coherus shall pay to Genentech a one-time, non-creditable, non-refundable development milestone fee of [***]; the development milestone payment set forth in this section shall be payable only one time and only with respect to the first Licensed Product to achieve such milestone event, regardless of how many Licensed Products subsequently achieve such milestone event.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Royalties. For sales of Licensed Product occurring after the First Commercial Sale, Coherus or its Affiliates shall pay to Genentech on a Calendar Quarter basis a royalty as follows: [***].

3.03 Sales To or Between Coherus, Affiliates and Sublicensees. It is the intent of the Parties that Net Sales shall be based on arm’s length sales transactions to Third Parties. No royalties shall be paid upon sales of Licensed Product to or among any of Coherus, its Affiliates and Designees for further sale; provided, however, that in such cases royalties shall be paid upon such further sale of Licensed Product by Coherus, its Affiliates or Sublicensees to Third Parties.

3.04 No Non-Monetary Consideration. Without the prior written consent of Genentech, Coherus, its Affiliates and Sublicensees shall not solicit or accept any consideration for the sale of any Licensed Product unless such consideration will be accurately reflected in Net Sales.

3.05 No Credit Against Royalties. Coherus shall not be entitled to deduct any portion of royalties or other amounts paid to any Third Party from the fees or royalties due to Genentech pursuant to this Agreement for any reason.

ARTICLE IV

RECORDS, REPORTS AND PAYMENTS

4.01 Records Retention. Coherus shall keep and shall cause its Affiliates and Sublicensees to keep true, complete and accurate records of all sales of all Licensed Product in accordance with GAAP, or the equivalent, and in sufficient detail to confirm the accuracy of Coherus’ royalty calculations. Such records shall be kept for [***] following the end of the calendar year to which they pertain or as required for a requested examination of such records as set forth below. At Genentech’s request and expense, Coherus shall permit, not more than once in a calendar year, an independent certified public accountant appointed by Genentech and acceptable to Coherus to examine at Coherus’ principal places of business, upon reasonable notice and at reasonable times, such records solely to the extent necessary to verify Coherus’ calculations. Coherus shall be responsible for providing access to such records as in the ordinary course of business that are in the possession or control of its Affiliates and Sublicensees. Such examination shall be limited to a period of time no more than [***] immediately preceding the request for examination. The report of any such examination shall be made simultaneously to Coherus and Genentech, and the report shall state the amount, if any, by which Coherus has overpaid or underpaid its royalties, including an explanation of such overpayment or underpayment and all data and calculations used to arrive at such overpayment or underpayment. If the royalties paid are found to be in error such that royalties to Genentech were underpaid, then Coherus shall pay the deficient amount plus interest pursuant to Section 4.05 to Genentech

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

within thirty (30) calendar days of delivery of the final audit report; and if royalties to Genentech were underpaid by more than [***] of the total royalty owed for the period in question, then Coherus shall additionally reimburse Genentech for its reasonable costs incurred in examining such records. If the underpayment is less than [***] of the total royalty owed for the period in question, Coherus shall only be obligated to pay the deficient amount plus interest pursuant to Section 4.05 to Genentech within thirty (30) calendar days of delivery of the final audit report. If Coherus’ royalties are found to be in error such that royalties to Genentech were overpaid, then such overpayment shall be credited against future royalty payments to Genentech. Amounts credited by Genentech against future royalty payments shall not exceed the amount of overpayment for the audit period. Genentech shall treat the report under this Section 4.01 in accordance with the confidentiality provisions of this Agreement, and shall cause its independent certified public accountant to enter into a confidentiality agreement with and acceptable to Coherus obligating the independent certified public accountant to retain all such information in confidence pursuant to such confidentiality agreement.

4.02 Reports. Within sixty (60) calendar days after the end of each Calendar Quarter following the First Commercial Sale of Licensed Product, Coherus shall provide to Genentech a written report of all Net Sales subject to royalty under Article III during such Calendar Quarter. Such report shall include, on a country-by-country basis, the determination of Net Sales, setting forth without limitation, the amount of gross sales, deductions taken from gross amount invoiced for sales to arrive at Net Sales and Net Sales amounts, and the royalty payment due.

4.03 Payments. Concurrently with each report pursuant to Section 4.02, Coherus shall make the royalty payment then due. Payments shall be in United States dollars and, unless otherwise agreed in writing, shall be made by wire transfer of immediately available funds to such account of Genentech in such bank as Genentech may from time to time designate in writing. All royalty payments shall be free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes. Coherus shall pay any withholding tax due on behalf of Genentech, and such withholding taxes shall be deducted from all payments due hereunder. The Parties shall cooperate to take advantage of the benefit of any double taxation treaty(ies) that may be applicable.

4.04 Currency Conversion. Royalties payable on Net Sales of Licensed Product made in currency other than U.S. dollars shall be expressed in the currency of the invoice issued by the party making the sale together with the U.S. dollar equivalent of the royalty payable, calculated using the method consistently applied by Coherus in preparing its audited financial statements.

4.05 Interest. All payments not made when due shall bear interest, calculated from the date such payment was due, at [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01 Genentech represents and warrants that it has the full right, power and authority to enter into this Agreement and to grant the license granted under this Agreement. Genentech represents and warrants that (a) it is the co-owner, with the City of Hope, of the Licensed Patents, and (b) by virtue of an agreement between Genentech and the City of Hope, Genentech has the exclusive right to grant licenses under the Licensed Patents, including the right to grant the license granted under this Agreement.

5.02 Each Party represents and warrants that it has made such investigation of all matters pertaining to this Agreement as such Party deems necessary, and does not rely on any statement, promise, or representation, whether oral or written, with respect to such matters other than those expressly set forth herein. Each Party agrees that it is not relying on any matter or any statement, promise, or representation, whether oral or written, made by any person or entity, not specifically set forth in this Agreement.

5.03 Nothing in this Agreement is or shall be construed as:

(i) A warranty or representation by Genentech as to the validity, enforceability, patentability or scope of any claim or patent or patent application within the Licensed Patents;

(ii) A warranty or representation by Genentech that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any Third Party;

(iii) A grant by Genentech, whether by implication, estoppel, or otherwise, of any licenses or rights other than that expressly granted under Section 2.01; or

(iv) An obligation to bring or prosecute actions or suits against any Third Party for infringement of any of the Licensed Patents.

5.04 EXCEPT AS SET FORTH IN THIS ARTICLE, NO WARRANTY IS GIVEN WITH RESPECT TO THE LICENSED PATENTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUE OR OTHERWISE, AND THE PARTIES SPECIFICALLY DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, ENFORCEABILITY, PATENTABILITY, SCOPE AND/OR INFRINGEMENT OF THE LICENSED PATENTS, OR NON-INFRINGEMENT OF THE PATENT OR OTHER RIGHTS OF ANY THIRD PARTY.

5.05 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH

DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 6.01, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF THE CONFIDENTIALITY OBLIGATIONS IN SECTION 8.11.

ARTICLE VI

LIABILITY

6.01 Indemnification by Coherus. Coherus shall indemnify, defend and hold Genentech and its Affiliates and their respective directors, officers, employees and agents harmless from and against any and all liabilities, claims, demands, expenses (including, without limitation, reasonable attorneys’ and professional fees and other costs of litigation), losses or causes of action (each, a “Liability”) arising out of or relating in any way to (i) the possession, manufacture, use, sale or other disposition of Licensed Product hereunder, whether based on breach of warranty, negligence, product liability or otherwise, (ii) the exercise of any right granted to Coherus, its Affiliates or Sublicensees pursuant to this Agreement, or (iii) any breach of this Agreement by Coherus, its Affiliates or Sublicensees, except to the extent, in each case, that such Liability is caused by the negligence or willful misconduct of Genentech, its directors, officers, employees and/or agents as determined by a court of competent jurisdiction or arising out of or relating in any way to any material breach of Section 5.01 of this Agreement by Genentech; provided, however, that upon receiving notice of any such Liability, Genentech shall promptly notify Coherus and permit Coherus to handle and control the defense (including litigation and settlement) of such Liability, at Coherus’ sole expense, and Genentech shall reasonably cooperate with Coherus in the defense of such Liability, at Coherus’ sole expense.

ARTICLE VII

TERM AND TERMINATION

7.01 Term. This Agreement will commence on the Effective Date and remain in full force and effect until the end of the Royalty Term (the “Term”), unless earlier terminated in accordance with this Article VII.

7.02 Termination without Cause. Coherus has the right to terminate this Agreement for any reason upon a sixty (60) calendar day prior written notice to Genentech.

7.03 Termination for Breach. Genentech shall have the right to terminate this Agreement and the licenses granted hereunder upon written notice to Coherus for a material breach of this Agreement if Coherus has failed to cure such breach within thirty (30) calendar days following notice thereof. Coherus’ failure to pay royalties, and provide reports, to Genentech pursuant to this Agreement when owed shall constitute a material breach.

7.04 Insolvency. Genentech may terminate this Agreement if, at any time, Coherus shall file in any court pursuant to any statute of any individual state or country, a petition in bankruptcy, insolvency or for reorganization or for an agreement among creditors or for the appointment of a receiver or trustee of Coherus or of its assets, or if Coherus proposes a written agreement of composition or extension of its debts, or if Coherus shall be served with an involuntary petition against it filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if Coherus shall propose or be a party to any dissolution or liquidation, or if Coherus shall make an assignment for the benefit of creditors. Any termination pursuant to this section shall be effective immediately upon notice of such termination.

7.05 Effect of Termination. Termination of this Agreement in whole or in part for any reason shall not relieve Coherus of its obligations to pay all fees and royalties that shall have accrued hereunder prior to the effective date of termination. Termination of this Agreement as to Coherus shall result in the termination of the licenses granted to Coherus and of all sublicenses hereunder, except as set forth in Section 7.06 below. The provisions of Article I, Article IV, Article V, Article VI, Section 7.05 and Section 7.06, and Article VIII shall survive termination of the Agreement for any reason.

7.06 Direct License to Sublicensee on Termination. A sublicense granted by Coherus to a Sublicensee in accordance with this Agreement shall survive termination of this Agreement and shall be deemed to be a direct license from Genentech to such Sublicensee, provided that (i) such Sublicensee is then in full compliance with all terms of this Agreement and the respective sublicense, (ii) such Sublicensee agrees in writing to assume all of the obligations of Coherus that are within the scope of the sublicense granted to such Sublicensee (i.e. subject to any territorial or field limitations in the sublicense to such Sublicensee) under this Agreement and can reasonably show the capacity to comply with such obligations to the same extent as if such Sublicensee were an original party hereto, (iii) the obligations of Genentech under such direct license shall not be greater than the obligations of Genentech under this Agreement, and (iv) the scope of such direct license shall not be broader than the rights sublicensed by Coherus to such Sublicensee.

7.07 Challenge to Licensed Patents. The Parties acknowledge and agree that Genentech may terminate the Agreement at Genentech’s sole and absolute discretion, in the event Coherus, its Affiliate or a Sublicensee challenges, or knowingly participates with or assists a Third Party to challenge the validity, enforceability, patentability and/or scope of any claim within the Licensed Patents in a court or patent office or other governmental agency (for a Sublicensee only, this section shall apply to such challenge only with respect to a Licensed Product), [***]. In the event of termination by Genentech pursuant to this section, any royalty or other payment owed to Genentech prior to such termination shall be non-refundable.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.01 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute or give rise to a partnership, agency, distributorship, employer-employee, joint venture, or fiduciary relationship between the Parties. No Party shall incur any debts or make any commitments for the other.

8.02 Patent Prosecution, Maintenance and Enforcement. Genentech shall be solely responsible, at its sole discretion and expense, for the prosecution, defense, and maintenance of Licensed Patents, and for enforcing Licensed Patents against actual or suspected Third Party infringers.

8.03 Assignment. Neither Party shall assign any of its rights or obligations hereunder except: (a) as incident to the merger, consolidation, reorganization or acquisition of stock or assets affecting substantially all of the assets or voting control of the assigning Party; (b) in the case of Coherus, to any corporation or other entity to which it may transfer all or substantially all of its assets related to the Licensed Product; (c) to any Affiliate if the assigning Party remains liable and responsible for the performance and observance of all of the Affiliate’s duties and obligations hereunder; or (d) with the prior written consent of the other Party (which consent shall not be unreasonably withheld). This Agreement shall be binding upon the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the names of such Party’s successor’s and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this section shall be void.

8.04 Further Acts and Instruments. Upon request by either Party, the other Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

8.05 Trade names and Trademarks. Except as otherwise provided herein, no right, express or implied, is granted to a Party by this Agreement to use in any manner the name of the other Party or its Affiliates or any other trade name, trademark or logo of the other Party or its Affiliates.

8.06 Entire Agreement. This Agreement and the Confidentiality Agreement dated [***] between the Parties constitute and contain the entire understanding and agreement of the Parties and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements, whether verbal or written, between the Parties respecting the subject matter hereof. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized representative of each of the Parties.

8.07 Severability. In the event any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or either of the Parties to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed to as nearly as possible approximate the intent of the Parties and, if such provision cannot be reformed, shall be divisible and deleted in such jurisdiction; elsewhere, this Agreement shall not be affected so long as the Parties are still able to realize the principal benefits bargained for in this Agreement.

8.08 Waiver. The waiver by a Party of any breach of or default under any of the provisions of this Agreement or the failure of a Party to enforce any of the provisions of this Agreement or to exercise any right hereunder shall not constitute or be construed as a waiver of any other breach or default or as a waiver of any such rights or provisions hereunder.

8.09 Choice of Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without regard to its conflict of laws provisions. This Agreement shall be construed as if drafted equally by the Parties, and in construing this Agreement no presumption shall operate in either Party’s favor as a result of the role of it or its counsel in drafting or negotiating the terms or provisions hereof.

8.10 Notices. Any notice, request, consent, or other document required or permitted to be given under this Agreement or otherwise relating to this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (with a confirming copy sent by overnight courier), or sent by overnight courier or registered mail to the Party to whom it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Party. Any such notice, requests, delivery, approval or consent shall be deemed received on the date of hand delivery or transmission by facsimile (provided that such date is a business day, otherwise it shall be deemed received on the next business day), one (1) business day after dispatch by overnight courier, or five (5) business days after dispatch of the registered mail.

If to Coherus, addressed to:

Coherus Inc.

201 Redwood Shores Parkway,

Suite 200,

Redwood City, CA 94065

Attn: President and Chief Executive Officer

Facsimile: (866) 491-7350

If to Genentech, addressed to:

Genentech, Inc.

1 DNA Way

South San Francisco, CA 94080

Attn: Corporate Secretary

Facsimile: (650) 467-9146

8.11 Confidentiality. Neither Party shall disclose any of the terms of this Agreement (including, but not limited to, the financial terms), and Genentech shall not disclose reports provided pursuant to Section 4.02 or notices provided pursuant to Section 2.02, to any Third Party, in each case without the prior written consent of the other Party; provided, however, that each Party shall be free to disclose any of the terms of this Agreement (i) to the extent that a Party reasonably believes, upon advice of legal counsel, that it is required to do so by securities or other applicable laws, regulations, or rules (including the regulations or rules of any relevant stock exchange), (ii) pursuant to a legal proceeding or order of a court or governmental agency, (iii) to actual or prospective sublicensees, (iv) in the case of Genentech, to its Affiliates and to the City of Hope, (v) to its accountants, attorneys and other professional advisors, (vi) in the case of Coherus, to Affiliates and/or Designees or (vii) in connection with a financing, merger, consolidation, acquisition or a permitted assignment of this Agreement, provided that in the case of any disclosure under (iii), (iv), (v), (vi) or (vii) above, the recipient(s) are obligated and do so undertake to keep such terms of this Agreement confidential to the same extent as said Party, and provided that in the case of disclosure under (ii), the disclosing Party will use reasonable efforts to secure confidential treatment of such terms of this Agreement as are required to be disclosed.

8.12 Publicity. Neither Party shall issue any press release or other publicity material or make any public representation that refers to the terms, including, without limitation, the financial terms, of this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld.

8.13 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes hereof, a facsimile copy, or email with attached pdf copy of this Agreement, including the signature pages hereto, will be deemed to be an original.

[Signature page follows]

IN WITNESS WHEREOF, Genentech and Coherus have caused this Agreement to be executed by their duly authorized representatives.

GENENTECH, INC.

By:	/s/ Steve Krognes
Name: Steve Krognes
Title: Chief Financial Officer

COHERUS BIOSCIENCES, INC.

By:	/s/ Dennis M. Lanfear
Name: Dennis M. Lanfear
Title: President and Chief Executive Officer